EXHIBIT 5

April 27, 2005

George L. Chapman
Chairman of the Board and
Chief Executive Officer
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, OH 43604

Re:	HEALTH CARE REIT, INC. 5.875% Notes due May 15, 2015

Dear Mr. Chapman:

     We have acted as counsel to Health Care REIT, Inc. (the “Company”) in connection with the issuance and sale of the $250,000,000 5.875% Notes due May 15, 2015 (the “Notes”), pursuant to a prospectus supplement dated April 26, 2005 (the “Prospectus Supplement”) to the prospectus dated August 4, 2003, as amended (the “Prospectus”), included in the Company’s registration statement on Form S-3, as amended (File No. 333-107280), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements, and instruments as we have deemed necessary and appropriate to render an opinion herein set forth.

     Based upon the foregoing, it is our opinion that the Notes will be, when issued and sold in the manner set forth in the Prospectus Supplement and the accompanying Prospectus, valid and legally issued and binding obligations of the Company.

     The undersigned hereby consents to the filing of this opinion as Exhibit 5 to the Company’s Form 8-K to be filed with the Securities and Exchange Commission on April 27, 2005.

Very truly yours, SHUMAKER, LOOP & KENDRICK, LLP
/s/ Shumaker, Loop & Kendrick, LLP